UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

SANTO MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-169503	27-0518586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ave. Sarasota #20, Torre Empresarial, Suite 1103 Santo Domingo, Dominican Republic
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 809-535-9443

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2014, Santo Mining Corp, (the “Company”) signed a new mining contract (the “Mexico Agreement”) in Mexico with Compania Minera Angeles Del Desierto SA de CV. The contract provides the Company with exclusive rights to extract, process, ship and refine an unlimited amount of mineral ore from three concessions totaling 7.468 square Kilometers. Term is 15 years with provision for a 10 year extension.

During the last two years the Company has conducted surface exploration focused on a mineralized hill. Samples collected at the crown and around the base of the hill were pretreated and sent to Inspectorate labs in Tucson.  The average grades of all the samples were Gold 3.17 g/t and Silver 57.3 g/t.  Other laboratory testing has repeatedly verified these results.

In 2011 samples were analyzed for Platinum at the University of Nueva Leon, Monterrey. Early results from this non-commercial lab using a hydrofluoric acid digestion were positive.  Following the recommendation by a senior geologist, the Company decided to suspend platinum group metal metals exploration and focus on the gold and silver components.  According to the seasoned geologist, it was unusual to find Platinum and gold mineralization sharing the same geological setting.  Considering this and to preserve our credibility we decided to focus on Gold and Silver and postpone platinum testing.

However, in 2014 the Company resumed platinum testing following a positive result by a certified assayer in Arizona. The assayer used a propriety procedure using nickel instead of lead in the fire assay process.  The first sample batch assayed for Platinum at 0.379 ounces per ton. This was verified using a fresh sample batch with an impressive 0.449 ounces per ton result.  At current Platinum prices this represents an in the ground value of $511 to $606 per ton of the mineral ore, from which must be deducted extraction, transport, refining, costs etc.

All surface rights, entitlements, extractive permits and environmental license are in force except for a forestry permit which costs approximately $100,000 and is typically issued in 60-90 days.  The concession has good truck access, is very remote with no social or community issues, good experienced labor pool and open-pit operation with no overburden.

Operationally the Company is responsible for the cost of permitting, extraction, trucking and loading the ore on board railcars at nearby Monclova.  From there it will shipped to various toll refineries / smelters for processing.  The cost of shipping beyond Monclova will be advanced by the Company and later reimbursed from proceeds. Net profits from operations will be split 50/50 with the concessionaire. Meanwhile, consultants will evaluate the cost effectiveness of concentrating the mineral ore either at the mine or in Monclova.

As a result of these positive “bonus” Platinum assays, the Company is planning to move its entire operations from the Dominican Republic to Mexico and focus 100% on financing and this near-term production opportunity.

Reference is made to the disclosure set forth under Items 2.01 of this this Current Report on Form 8-K (this “Report”), which disclosure is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 16, 2014, the Company closed on an agreement (the “Purchase and Sale Agreement”) with Precipitate Gold Corp.  (“Precipitate”) and Gexplo S.R.L. (“Gexplo,” and, together with the Company, the “Vendor”), dated June 30, 2014, whereby Precipitate acquired a 100% interest in two concession applications in the Dominican Republic known as “Richard” and “David,” which cover an area of 220 and 1,400 hectares respectively. The David concession is located on the north central border of Precipitate’s Juan de Herrera concession within the Tireo Gold Camp and greatly increases Precipitate’s prospective Tireo landholdings. In exchange, Precipitate granted the Vendor (1)  a 2% net smelter royalty (“NSR”) on each of the concessions. The NSR can be purchased by Precipitate for the price of US$500,000 per 0.5% for a total purchase price of US$2,000,000; and (2) 100,000 share purchase warrants (“Warrants”) allowing the Vendor to purchase up to 100,000 shares of Precipitate’s common stock  at an exercise price of $0.30 per share for up to 3 months from the date of grant. Should the Vendor exercise any of the Warrants and thereafter seek to sell some or all of the shares, it must notify Precipitate and allow Precipitate at least 10 calendar days to arrange buyers of the shares. Any warrant shares purchased by the Vendor will be subject to a four month hold period.

The foregoing descriptions of the Purchase and Sale Agreement is qualified in its entirety by reference to the provisions of the Purchase and Sale Agreement filed as exhibit 10.1 to this Report, respectively, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Property Purchase and Sale Agreement, dated June 30, 2014, by and among Santo Mining Corp., Gexplo S.R.L., and Corporacion Minera San Juan, S.R.L.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2014

SANTO MINING CORP.

By:	/s/ ALAIN FRENCH
Alain French President and Chief Executive Officer